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                                                                    Exhibit 10.2

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                              SEPARATION AGREEMENT

         THIS AGREEMENT (this "Definitive Agreement"), amends and restates as of December 1, 2000 the agreement made and entered into as of November 10, 2000 by and between Nx Networks, Inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171 (the "Company"), and Steven T. Francesco, 1270 Cobble Pond Way, Vienna, Virginia 22182 (the "Executive").

                              W I T N E S S E T H:
                               -------------------

         WHEREAS, Executive has served as the Chief Executive Officer of the Company and as Chairman of the Board of Directors of the Company (the "Board");

         WHEREAS, by mutual agreement between Executive and the Company, Executive has agreed to resign as an employee and officer of the Company and any of its affiliates effective as of October 31, 2000 (the "Effective Date"); and

         WHEREAS, by mutual agreement between Executive and the Company, Executive has agreed to resign from the Board and as Chairman thereof within 30 days of the Effective Date.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I:  RESIGNATION AND CONSULTANCY

     Section 1.1. RESIGNATION. Executive hereby resigns as Chief Executive Officer of the Company as of the close of business on the Effective Date. This resignation as Chief Executive Officer will not affect the Executive's position as a member of the Board of Directors as provided in the Company's By-laws, however, he will not have a contractual right to remain on the Board. Notwithstanding any contrary provision contained in the Employment Agreement between the Company and Executive dated March 22, 1999, and all subsequent amendments thereto (the "Employment Agreement"), such resignations shall not be deemed to be a breach by Executive or the Company of the Employment Agreement, and in consideration for the payments and benefits herein described, the Employment Agreement, except for sections thereof that are specifically referred to and incorporated herein by reference, shall terminate and cease to have any effect as of the Effective Date notwithstanding any survival clauses therein contained.

     Section 1.2. CONSULTING SERVICES. Executive shall serve as a consultant to the Company during the period beginning on the Effective Date and ending on October 31, 2001, in exchange for an annual fee of $150,000. Such fee shall be paid in equal monthly installments commencing as of the Effective Date, with the first payment made no later than five days after the expiration of the revocation period provided under Article VII and each subsequent payment made no later than five days after the end of the month to which it relates. The Company shall not treat such payments as wages subject to withholding, and Executive agrees to be responsible for all taxes due with respect to such payments.

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Executive agrees to be available for  consultation  with the Board and the Chief
Executive Officer of the Company as either shall reasonably request. Such consultation shall not exceed 60 hours in any calendar month or seven hours in any one day.

ARTICLE II:  SEVERANCE PAYMENTS AND BENEFITS

     Section 2.1. SEVERANCE PAYMENTS. Provided that Executive has not revoked the general release of claims contemplated herein, or exercised his revocation rights under Article VII (a) Executive shall receive his base salary computed at an annual rate of $275,000 until the Effective Date, which amount shall be paid in a single lump sum not later than 15 days after the Effective Date; (b) Executive shall continue to receive base salary payments computed at an annual rate of $275,000 for a period of three years from the Effective Date (the "Severance Period"), payable in accordance with the Company's standard payroll practices, which payments shall total $825,000; and (c) Executive shall be paid for six weeks of earned but unused vacation time not later than five days after the date this Definitive Agreement is executed (such amounts collectively referred to as the "Severance Payments"). Executive acknowledges that the Severance Payments shall be made in full satisfaction of any and all amounts due to Executive from the Company as of the Effective Date.

     Section 2.2. OPTIONS. Provided that Executive has not exercised his revocation rights under Article VII, Executive has the following rights with respect to options to acquire Company stock: (a) The Company acknowledges that Executive has exercised options for, and currently has the right to own,
1,000,000 shares of the Company's common stock upon the payment of the applicable withholding taxes and will receive a certificate evidencing such ownership upon payment of such taxes. (b) Notwithstanding the terms and conditions of any stock option agreement between the Company and Executive to the contrary, on the Effective Date, all unvested stock options held by Executive that are scheduled to vest during the Severance Period, shall immediately vest and shall be exercisable for a period of four years following the Effective Date. The Company acknowledges that Executive will thereupon hold vested options to purchase 2,000,000 shares of the Company's common stock. The Company shall use its best efforts to register the underlying shares as soon as practicable after execution by both parties of this Definitive Agreement for resale under the Securities Act of 1933. (c) Upon execution by both parties of this Definitive Agreement, Executive will receive 500,000 additional options to purchase common stock with an exercise price per share equal to $1.00. The underlying shares shall have the same rights to registration as with all of Executive's options. One eighth (62,500) of these options shall become exercisable at the beginning of every three month period with the first such period commencing on the date of execution of this Definitive Agreement. All such options shall be exercisable upon a Change of Control (as defined in Section 3(g) of the Employment Agreement, which Section is incorporated herein by reference, with a revision whereby "50%" will replace "75%" in Section 3(g)(ii)). These options shall terminate five years after the date of execution of this Definitive Agreement.

     Section 2.3. LIMITATION ON STOCK SALES. During the Severance Period, Executive shall not, without the written consent of the Company, sell in any calendar month an aggregate amount of shares of the Company's common stock (whether Executive holds such shares as of the Effective Date or subsequently acquires them by means of the exercise of options) in excess of 1% of the reported trading volume in such common stock on the Nasdaq for the previous

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calendar month. The limitations of this Section 2.3 shall terminate, however, if the average closing price for such common stock exceeds $10 per share for a 10 trading day period.

     Section 2.4. COMPANY BENEFITS. The Executive shall be entitled to continue to participate in all medical, health and life insurance plans at the same benefit level at which he was participating as of the Effective Date until the earlier of:

                           (a) the end of the Severance Period; or

                           (b) the  date,  or  dates,  he  receives   equivalent
coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit by benefit, basis); provided that (i) if the executive is precluded from continuing his participation in any employee benefit plan or program that provides other or additional benefits then due or earned in accordance with applicable plans and programs of the Company, for that period he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program from which he is precluded, (ii) such cost shall be deemed to be the lowest reasonable cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (iii) payment of such amounts shall be made quarterly in advance.

         Section 2.5. WITHHOLDING OF TAXES. The Company may withhold from any benefits or compensation payable under this Definitive Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         Section 2.6. NO OTHER PAYMENTS. Except as specifically provided herein or as otherwise may be required by law, Executive shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Effective Date, whether pursuant to the Employment Agreement or otherwise.

ARTICLE III:  CONFIDENTIAL INFORMATION

         Executive shall continue to comply with the  restrictions  set forth in
Section 5 of the Employment Agreement, which Section is incorporated herein by reference.

ARTICLE IV:  NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

     Section 4.1. ACKNOWLEDGEMENTS. Executive acknowledges (a) that during his service and employment with the Company, he acquired special expertise, unique knowledge and talent in conducting his duties and that Executive had substantial contacts with customers, suppliers, advertisers and vendors of the Company and its affiliates; (b) that Executive was placed in a position of trust and responsibility and had access to a substantial amount of Confidential Information, as defined in the Employment Agreement; (c) that the Company could be harmed if such expertise, knowledge, talent, contacts, or Confidential Information were used in competition with the Company; (d) that during the time of his employment with the Company, he gained valuable information about the identity, qualifications, and on-going performance of the employees of the company; (e) that he is capable of obtaining gainful employment that does not violate the restrictions contained in this Definitive Agreement; (f) that due to Executive's special experience and talent, the breach of this Article IV cannot

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be reasonably or adequately  compensated  solely by damages in an action at law;
and (g) that a material inducement for the Company in executing this Definitive Agreement and making the payments hereunder is Executive's willingness to be bound by the terms of this Article IV.

     Section 4.2. NON-COMPETITION; NON-SOLICITATION. Executive confirms that he will comply with all the terms of Section 6 of the Employment Agreement, which
Section is incorporated herein by reference, and that the "Restricted Period" shall have the meaning set forth in Section 6(e)(i).

     Section 4.3. NON-DISPARAGEMENT. Executive and the Company each agree to not disparage the other, their respective affiliates, and their respective officers, directors, employees, representatives, agents, and their respective heirs and assigns.

     Section 4.4. MISCELLANEOUS. Executive acknowledges that the restrictions, prohibitions and other provisions of this Article IV are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Company and its affiliates and are a material inducement to the Company to enter into this Definitive Agreement and make the payments hereunder. It is the intention of the parties hereto that the restrictions contained in this Article IV be enforceable to the fullest extent permitted by applicable law. Therefore, if, at any time, any provision of this
Article IV shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration, or scope of activity, this Article IV shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, or, if such court or other body does not expressly determine what would be reasonable and enforceable, by the Company. Executive agrees that this
Article IV as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE V:  RELEASE

     Section 5.1.  RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EXECUTIVE.

                           (a)  It  is  understood  and agreed by the parties to
this Definitive Agreement that, in consideration of the mutual promises and covenants contained in this Definitive Agreement, and after consultation with counsel, Executive for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates divisions, successors and assigns, and their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon or concerning Executive's employment with the Company and the separation of his employment, or any and all other matters of whatever kind, nature or description, whether known or unknown, suspected or unsuspected. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach;

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interference  with  contractual  rights;   wrongful  or  unlawful  discharge  or
demotion;  violation  of public  policy;  invasion  of privacy;  intentional  or
negligent   infliction   of  emotional   distress;   intentional   or  negligent
misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys' fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status, whether such claim would arise under, without limitation, the laws of a state; Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. ss.2000, ET SEQ.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. ss.621, ET SEQ.; the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. ss.626(f); the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Americans with Disabilities Act ("ADA"); the Occupational Safety and Health Act ("OSHA") or any other health and/or safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 ("ERISA"); or the Internal Revenue Code of 1986, as amended.

                           (b)  Notwithstanding  the  provisions of this Section
5.1, nothing in this Definitive Agreement shall be construed to constitute any release or waiver by Executive of his rights or claims against the Company arising out of or referred to in this Definitive Agreement or the enforcement hereof or which arise after the date of this Definitive Agreement. In addition, as of the Effective Date, the Executive shall release the Company of all of its obligations under the Employment Agreement.

                           (c)  Executive represents  and  warrants  that he has
not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Definitive Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims and/or causes of action.

     Section 5.2. RELEASE OF CLAIMS BY THE COMPANY. Subject to Executive not exercising his revocation rights under Article VII, the Company hereby irrevocably and unconditionally releases, waives and fully and forever discharges Executive, from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever which are known or unknown to the Company as of the date of this Definitive Agreement, arising from, by reason of or in any way related to any transaction, event or circumstance which occurred or existed prior to and including the date of this Definitive Agreement. Notwithstanding the provisions of this paragraph, nothing in this Definitive Agreement shall be construed to constitute any release or waiver by the Company of its rights or claims against Executive arising out of or referred to in this Definitive Agreement or the enforcement hereof or which arise after the date of this Definitive Agreement. In addition, as of Effective Date, the Company shall release Executive of all of his obligations under the Employment Agreement.

ARTICLE VI:  MISCELLANEOUS

     Section 6.1. REMEDY. If Executive engages in or performs, either directly or indirectly, any of the acts described in Articles III or IV of this Definitive Agreement or, in any other way, violates either of such Articles, it is agreed that the Company shall have the right to seek and shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such

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violative  acts. The foregoing  remedies shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

     Section 6.2. NOTICES. For purposes of this Definitive Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided herein or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 6.2.

     Section 6.3. APPLICABLE LAW. This Definitive Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Virginia without giving effect to any choice of law principles.

     Section 6.4. NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Definitive Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 6.5. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Definitive Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Definitive Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

     Section 6.6. COUNTERPARTS. This Definitive Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 6.7. HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 6.8. GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     Section 6.9. AFFILIATE. As used in this Definitive Agreement, unless otherwise indicated, "affiliate" shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company or Executive.

     Section 6.10. ASSIGNMENT AND DELEGATION. This Definitive Agreement is binding on Executive and the Company and their successors and assigns; PROVIDED, HOWEVER, that the rights and obligations of the Company under this Definitive Agreement may be assigned or delegated to a successor entity by the Company. No rights or obligations of Executive hereunder may be assigned or delegated by Executive to any other person or entity, except by will or the laws of descent

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and  distribution.  In the  event  of  Executive's  death  prior to  receipt  by
Executive of all amounts payable by the Company hereunder, such amounts shall be payable to Executive's designated beneficiaries on the same schedule as provided for in this Definitive Agreement.

     Section 6.11. ENTIRE AGREEMENT. Except as otherwise specifically provided herein, this Definitive Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive's resignation from the Company and supersedes all prior employment or severance agreements between Executive and the Company or any of its predecessors or affiliates, including, but not limited to, the Employment Agreement. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under the Employment Agreement. Except as otherwise provided herein, each party to this Definitive Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive's resignation from the Company, that is not contained in this Definitive Agreement, shall be valid or binding. Any modification of this Definitive Agreement will be effective only if it is in writing and signed by the party to be charged.

     Section 6.12. ARBITRATION. Except as otherwise necessary to secure the remedy specified in Section 6.1 of this Definitive Agreement, any dispute arising between the Company and Executive with respect to the performance or interpretation of this Definitive Agreement or its associated Term Sheet shall be submitted to arbitration, before one arbitrator, in Fairfax County, Virginia for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be final and binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrator. The cost of arbitration shall initially be borne by the party requesting arbitration. Following a decision by the arbitrator, the costs of arbitration shall be divided and legal fees shall be awarded as directed by the arbitrator.

     Section 6.13. LEGAL FEES. The Company shall pay Executive's reasonable legal fees and expenses up to $15,000 incurred in connection with the preparation and execution of this Definitive Agreement and its associated Term Sheet. Such fees and expenses shall be paid in full within 10 days of the later of (a) execution of this Definitive Agreement or (b) Executive's submission to the Company of a bill from Executive's law firm.

     Section 6.14. INDEMNIFICATION. Notwithstanding Section 5.1, the Company shall indemnify Executive consistent with Section 9 of the Employment Agreement, which Section is incorporated herein by reference. Executive shall also be indemnified as a consultant to the same extent as set forth for an officer or employee in such Section 9. In addition, the Executive will continue to benefit from the terms of the Company's directors and officers liability insurance policies to the same extent as other directors.

     Section 6.15. PRESS RELEASE. Executive acknowledges that the Company has given Executive the opportunity to review and comment upon the press release announcing Executive's resignation. Following the Effective Date, Executive

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shall make no public  statements  regarding his  resignation,  the terms of this
Definitive Agreement or with respect to the Company without first consulting with the Company and obtaining the prior written approval of the Company.

ARTICLE VII:  EXECUTIVE ACKNOWLEDGEMENTS

         Executive acknowledges that:

                  (a) He has read and understands the terms of this Definitive Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

                  (b) He has been encouraged by the Company to seek, and has sought and received, competent legal counsel in his review and consideration of this Definitive Agreement and its terms; and

                  (c) He has been given the opportunity to consider entering into this Definitive Agreement for twenty-one days, and if he should execute this Definitive Agreement prior to the expiration of the 21-day consideration period, he waives his right to consider the Definitive Agreement for twenty-one days, and

                  (d) He may revoke this Definitive Agreement within seven days of the day he executes it. Executive agrees to give notice of such revocation by certified mail to the attention of the Company's General Counsel at the address provided above. This Definitive Agreement shall not be effective until the expiration of the 7-day revocation period without revocation by Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Definitive Agreement as of the date first written above, but effective as of the Effective Date.

                                        NX NETWORKS, INC.



                                        By:_____________________________________



                                        ________________________________________
                                                  Steven T. Francesco






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